Exhibit 2.1

Merger Agreement

By and Among

Caduceus Software Systems Corp.,

Caduceus Merger Sub, Inc.

and

CEN Biotech, Inc.

Dated as of June 21, 2019

i

Section 4.12	Accounts Receivable.	25
Section 4.13	Legal Proceedings; Governmental Orders.	25
Section 4.14	Compliance with Laws; Permits.	25
Section 4.15	Taxes.	26

ii

iii

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of June 21, 2019 (the “Effective Date”), is entered into by and among (i) Caduceus Software Systems Corp., a Wyoming corporation (“CSOC”), (ii) Caduceus Merger Sub, Inc., a Wyoming corporation and a wholly owned subsidiary of CSOC (“Merger Sub”) and (iii) CEN Biotech, Inc., an Ontario, Canada corporation (“CEN”). CSOC, Merger Sub and CEN may be collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the respective Boards of Directors of each of CSOC, Merger Sub and CEN deem it advisable and in the best interests of each corporation and its respective stockholders, that CSOC and CEN combine in order to advance the long-term business strategies of CSOC and CEN;

WHEREAS, the Board of Directors of CEN has unanimously determined that the merger of Merger Sub with and into CEN with CEN being the surviving entity therein (the “Merger”) and this Agreement are fair to, and in the best interests of, CEN and its Shareholders (as defined below);

WHEREAS, the Board of Directors of CSOC has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, CSOC and the holders of CSOC Common Stock;

WHEREAS, the respective Boards of Directors of each of CSOC, Merger Sub and CEN have approved this Agreement and the Merger on the terms and conditions contained in this Agreement;

WHEREAS, CSOC, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the WBCA (as defined below) and the Articles of Incorporation and Bylaws of Merger Sub; and

WHEREAS, for federal income tax purposes, it is intended by the Parties that the Merger shall qualify as a “reorganization” within the meaning of the Code (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I  Definitions

Section 1.01     Definitions. The following terms have the meanings specified or referred to in this Article I. A variant of a defined term (e.g., “your” is a variant of “you”) will have the same meaning as the defined term, modified as necessary to take the variance into account.

(a)     “Accounting Referee” has the meaning set forth in Section 5.10(b).

(b)     “Acquisition Inquiry” with respect to any Person means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by or on behalf of a Party) that could reasonably be expected to lead to an Acquisition Proposal with respect to that Person.

(c)     “Acquisition Proposal” with respect to any Person means any offer or proposal for any Acquisition Transaction or possible Acquisition Transaction with respect to that Person.

(d)     “Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving the subject Person pursuant to which the other Person or “group” would own 20% or more of the consolidated assets, revenues or net income of the subject Person, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the subject Person representing 20% or more of the consolidated assets, revenues or net income of the subject Person, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Securities representing 20% or more of the issued and outstanding equity securities of the subject Person, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Securities representing 20% or more of the issued and outstanding equity securities of the subject Person, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

(e)     “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(f)     “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(g)      “Agreement” has the meaning set forth in the preamble.

(h)     “Articles of Merger” has the meaning set forth in Section 2.02.

(i)     “Assumed CSOC Common Stock Value” means the dollar volume-weighted average closing price for the CSOC Common Stock on the OTC Markets during the five full trading day period immediately prior to the Closing.

(j)     “Basket” has the meaning set forth in Section 8.06(a).

(k)     “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Wyoming are authorized or required by Law to be closed for business.

(l)     “Cap” has the meaning set forth in Section 8.06(c).

(m)     “CEN Basket Exclusions” has the meaning set forth in Section 8.06(b).

(n)     “CEN Board” means the Board of Directors of CEN.

(o)     “CEN Common Stock” has the meaning set forth in Section 3.02.

(p)     “CEN Default” has the meaning set forth in Section 7.02.

(q)     “CEN Disclosure Schedules” means the Disclosure Schedules delivered by CEN to CSOC concurrently with the execution and delivery of this Agreement.

(r)     “CEN Indemnitees” has the meaning set forth in Section 8.02(c).

(s)     “CEN Preferred Stock” has the meaning set forth in Section 3.02(a).

(t)     “CEN Stock” has the meaning set forth in Section 3.02(a).

(u)     “CEN Surviving Representations” has the meaning set forth in Section 8.01(a).

(v)     “CEN” has the meaning set forth in the recitals.

(w)     “Certificate” has the meaning set forth in Section 2.04(c).

(x)     “Closing Date” has the meaning set forth in Section 2.02.

(y)     “Closing” has the meaning set forth in Section 2.02.

(z)     “Code” means the Internal Revenue Code of 1986, as amended.

(aa)     “Contemplated Transactions” means the transactions contemplated by this Agreement, together with the transactions contemplated by any of the other Transaction Documents.

(bb)     “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(cc)     “CSOC Articles Amendment” has the meaning set forth in Section 5.01(a).

(dd)     “CSOC Board” means the Board of Directors of CSOC.

(ee)     “CSOC Bylaws Amendment” has the meaning set forth in Section 5.01(e).

(ff)     “CSOC Common Stock” has the meaning set forth in Section 4.02.

(gg)     “CSOC Default” has the meaning set forth in Section 7.01.

(hh)     “CSOC Disclosure Schedules” means the Disclosure Schedules delivered by CSOC to CEN concurrently with the execution and delivery of this Agreement.

(ii)     “CSOC Financial Statements” has the meaning set forth in Section 4.05.

(jj)     “CSOC Indemnitees” has the meaning set forth in Section 8.02.

(kk)     “CSOC Intellectual Property Registrations” has the meaning set forth in Section 4.11(b).

(ll)     “CSOC Licensed Intellectual Property” means any Intellectual Property in which CSOC hold rights or interests granted by license from other Persons.

(mm)     “CSOC Material Contract” means a Material Contract to which CSOC or Merger Sub, or both, is a party.

(nn)     “CSOC Owned Intellectual Property” means any Intellectual Property that is owned by CSOC and in which CSOC holds exclusive rights.

(oo)     “CSOC’s Basket Exclusions” has the meaning set forth in Section 8.06(a).

(pp)     “CSOC’s Surviving Representations” has the meaning set forth in Section 8.01(a).

(qq)     “CSOC” has the meaning set forth in the preamble.

(rr)     “Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of a Person or obligating any Person to issue or sell any of its Equity Securities.

(ss)     “Direct Claim” has the meaning set forth in Section 8.04(c).

(tt)     “Dispute” has the meaning set forth in Section 9.10(a).

(uu)     “Dollars” or “$” means the lawful currency of the United States.

(vv)     “DTC” has the meaning set forth in Section 4.02.

(ww)     “Effective Date” has the meaning set forth in the recitals.

(xx)     “Effective Time” has the meaning set forth in Section 2.02.

(yy)     “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership in the amount of $10,000 or more.

(zz)     “Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(aaa)     “Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(bbb)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ccc)     “Exchange Agent” has the meaning set forth in Section 2.08.

(ddd)     “FIRPTA Affidavit” has the meaning set forth in Section 2.17(a)(iv).

(eee)     “GAAP” mean United States generally accepted accounting principles as in effect from time to time.

(fff)      “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(ggg)     “Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(hhh)     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(iii)     “Indebtedness” means without duplication (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees which would be payable in connection therewith), (a) all indebtedness for borrowed money or in respect of loans or advances, (b) all obligations for deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business), (d) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit, bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw, (e) all obligations as lessee under any arrangement required to be recorded as a capital lease in accordance with GAAP, (f) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) any Liabilities pursuant to any off balance sheet financing; (h) all guarantees with respect to any indebtedness or obligation of any other Person of a type described in clauses (a)-(g) above, (i) all indebtedness and obligations of any other Person of a type described in clauses (a)-(h) above resulting in any Lien or other claim against the applicable Person or its equity securities.

(jjj)     “Indemnified Party” has the meaning set forth in Section 8.03(e).

(kkk)     “Indemnifying Party” has the meaning set forth in Section 8.03(e).

(lll)     “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(mmm)     “Knowledge of CSOC” means the actual knowledge, after due inquiry, of Richard Tang or any other executive officer of CSOC.

(nnn)     “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(ooo)     “Lease” or “Leases” means any lease or agreement affecting any Real Property.

(ppp)     “Liability” or “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable.

(qqq)     “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(rrr)     “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the affected Party, or (b) the ability of the affected Party to consummate the Contemplated Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or Canadian economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the affected Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the affected Party compared to other participants in the industries in which the affected Party conducts its business.

(sss)     “Material Contract” mean (i) a Contract involving aggregate consideration in excess of $2,500 and which, in each case, cannot be cancelled by any party thereto without penalty or without more than ninety (90) calendar days’ notice, except Contracts entered into in the Ordinary Course of Business; (ii) all Contracts that require a party thereto to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions; (iii) all Contracts that provide for the indemnification by a party thereto of any Person or the assumption of any Tax, environmental or other Liability of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than thirty (30) calendar days’ notice; (vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees); (viii) all Contracts with any Governmental Authority; (ix) all Contracts that limit or purport to limit the ability of a party thereto to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) any Contracts that provide for any joint venture, partnership or similar arrangement; and (xi) all collective bargaining agreements or Contracts with any union.

(ttt)     “Merger Consideration” has the meaning in Section 2.04.

(uuu)     “Merger Sub” has the meaning set forth in the preamble.

(vvv)     “Notice of Dispute” has the meaning set forth in Section 9.10(b).

(www)     “Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(xxx)     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

(yyy)     “Parties” has the meaning set forth in the recitals.

(zzz)     “Party” has the meaning set forth in the recitals.

(aaaa)     “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(bbbb)     “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the financial statements of the applicable Person; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the applicable Person; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the applicable Person; and (iv) other than with respect to Real Property owned the applicable Person, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of such Person.

(cccc)     “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(dddd)     “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(eeee)     “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(ffff)     “Real Property” means the real property owned, leased or subleased by the applicable Person, together with all buildings, structures and facilities located thereon.

(gggg)     “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(hhhh)     “Requirements of Law” means, as to any Person, any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject, or pertaining to any or all of the Contemplated Transactions or referred to herein.

(iiii)     “RSAs” has the meaning set forth in Section 2.05.

(jjjj)     “SEC Reports” means the reports and filings made by the applicable entity with the SEC pursuant to the Securities Act or the Exchange Act.

(kkkk)     “SEC” means the United States Securities and Exchange Commission.

(llll)     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(mmmm)     “Shareholders” means the holders of any issued and outstanding shares of equity securities of CEN.

(nnnn)     “Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

(oooo)     “Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

(pppp)     “Surviving Corporation” has the meaning set forth in Section 2.01.

(qqqq)     “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(rrrr)     “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(ssss)     “Third-Party Claim” has the meaning set forth in Section 8.04(a).

(tttt)     “Transaction Documents” means this Agreement, the FIRPTA Affidavits, the Debt Conversion Agreements, and any other document, certificate or agreement to be delivered hereunder.

(uuuu)      “WBCA” means the Wyoming Business Corporation Act, as in effect and as the same may be amended from time to time.

Section 1.02     Interpretation. Unless the express context otherwise requires:

(a)     the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)     terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)     the terms “Dollars” and “$” mean United States Dollars;

(d)     references herein to a specific Section, Subsection or Recital shall refer, respectively, to Sections, Subsections or Recitals of this Agreement;

(e)     wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)     references herein to any gender shall include each other gender;

(g)     references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)     references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)     references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)     with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)     references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)     references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II  Merger and Closing

Section 2.01     The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the WBCA, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into CEN. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and CEN shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of CEN, with all its purposes, rights, privileges, franchises, powers and objects, other than as specifically set forth herein, shall continue unaffected and unimpaired by the Merger.

Section 2.02     Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place on the third Business Day following the satisfaction or waiver (by the Party for whose benefit the condition exists) of the conditions to closing as set forth in Article VI or on such other date and at such other time and place as the Parties shall agree in writing (the “Closing Date”), by electronic delivery, overnight delivery, and wire transfers. At the Closing the Parties shall cause the Merger to be consummated by filing Articles of Merger (the “Articles of Merger”) with the Secretary of State of Wyoming and by making all other filings or recordings required under the WBCA in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the WBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Wyoming, or at such other time as the Parties agree shall be specified in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”). At the Closing, CEN shall deliver to CSOC, and CSOC shall deliver to CEN or the Exchange Agent, as applicable, such documents as contemplated by Section 2.17(a), Section 2.17(b) and Section 2.17(c), respectively.

Section 2.03     Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a)     All the property, rights, privileges, powers and franchises of CEN and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of CEN and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation;

(b)     The articles of incorporation or equivalent Canadian law document of CEN shall be the Articles of Incorporation of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law;

(c)     The bylaws or equivalent Canadian law document of CEN shall be the Bylaws of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law;

(d)     The directors of the CEN as of immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified in accordance with the WBCA and the Organizational Documents of the Surviving Corporation; and

(e)     The officers of the CEN as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified in accordance with the WBCA and the Organizational Documents of the Surviving Corporation.

Section 2.04     Merger Consideration; Conversion. The aggregate consideration to be paid to the holders of the CEN Stock in the Merger shall be the total number of shares of CSOC Common Stock resulting from the events set forth in this Section 2.04 (the “Merger Consideration”). At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a)     Each share of CEN Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.04(b), if any), and including any shares of CEN Common Stock issued pursuant to the provisions of Section 2.05, shall, by virtue of the Merger and without any action on the part of CSOC, CEN, Merger Sub or the holder thereof, be converted into and shall become one (1) fully paid and nonassessable share of CSOC Common Stock, such that, for each share of CEN Common Stock, the holder thereof will be issued one share of CSOC Common Stock. Any fractional shares of CEN Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CSOC, CEN, Merger Sub or the holder thereof, be converted into and shall become the same fraction of a fully paid and nonassessable share of CSOC Common Stock, such that, for such fraction of a share of CEN Common Stock, the holder thereof will be issued an equal fraction of a share of CSOC Common Stock.

(b)     Each share of CEN Common Stock issued and outstanding immediately prior to the Effective Time that is owned by CSOC or Merger Sub and each share of CEN Common Stock that is owned by CEN as treasury stock shall be canceled and retired and cease to exist, and no payment or distribution shall be made with respect thereto.

(c)     All shares of CEN Stock converted pursuant to this Section 2.04 shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”) representing any such shares of CEN Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms herein.

Section 2.05     Restricted Stock Awards. The Parties acknowledge and agree that CEN has entered into certain restricted stock award agreements, or other similar agreement, with certain Persons pursuant to which such Persons have been granted shares of CEN Common Stock which are subject to vesting (the “RSAs”) and that, at the Effective Time, such vesting shall be accelerated and such Persons shall be entitled to receive the fully vested shares of CEN Common Stock. Such shares of CEN Common Stock as issued upon the Effective Time shall be converted into and exchanged for shares of CSOC Common Stock as set forth in Section 2.04.

Section 2.06     CSOC Common Stock. At the Effective Time, any outstanding shares of CSOC Common Stock that are owned by CSOC, Merger Sub or any other direct or indirect wholly owned Subsidiary thereof shall be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

Section 2.07     Merger Sub Stock. At the Effective Time, all outstanding shares of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, collectively, one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

Section 2.08     Exchange Agent. Prior to the Effective Time, CSOC and CEN shall jointly select an entity to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). The Parties acknowledge and agree that CSOC may, at its election, act as the Exchange Agent. At or prior to the Effective Time, CSOC shall deposit with the Exchange Agent (if Exchange Agent is a third party), in trust for the benefit of holders of shares of CEN Common Stock certificates representing CSOC Common Stock issuable pursuant to this Agreement in exchange for outstanding shares of CEN Common Stock in the Merger pursuant to this Agreement.

Section 2.09     Exchange Procedures.

(a)     Upon the Effective Time, each Shareholder shall deliver and surrender to CSOC the Certificates representing such Shareholder’s shares of CEN Common Stock, and thereafter such Shareholder shall be entitled to receive the Merger Consideration in exchange therefor.

(b)     In the event that all Shareholders have not delivered and surrendered their Certificates to CSOC within three Business Days of the Effective Time, then, as soon as reasonably practicable thereafter, CSOC and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as CEN may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration.

(c)     Upon surrender of a Certificate to CSOC or the Exchange Agent, as set forth above, together, in the event that Section 2.09(b) is applicable, with such letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) shares of CSOC Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.04 and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of Section 2.10 (after giving effect to any required tax withholdings from cash payments), and in each case the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.10.

(d)     Until surrendered as contemplated by this Section 2.09, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any other distributions to which such holder is entitled pursuant to Section 2.10.

Section 2.10     Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of CSOC Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the shares of CSOC Common Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 2.09. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of CSOC Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CSOC Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of CSOC Common Stock.

Section 2.11     No Further Ownership Rights in CEN Common Stock. All shares of CSOC Common Stock issued and cash paid upon conversion of shares of CEN Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.10) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of CEN Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CEN Common Stock which were outstanding immediately prior to the Effective Time.

Section 2.12     No Liability. None of CSOC, Merger Sub, CEN, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration, any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of CSOC Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, be delivered to CSOC, upon demand, and any holders of CEN Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to CSOC for satisfaction of their claims for such Merger Consideration, dividends or distributions in respect thereof or such cash.

Section 2.13     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of CEN Common Stock formerly represented thereby, and unpaid dividends and distributions on shares of CSOC Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 2.14     Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CEN Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CEN Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

Section 2.15     Stock Transfer Books. On the Closing Date, the stock transfer books of CEN shall be closed and there shall be no further registration of transfers of shares of CEN Common Stock thereafter on the records of CEN. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of CEN Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or CSOC for any reason shall be converted into the Merger Consideration with respect to the shares of CEN Common Stock formerly represented thereby, and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.10.

Section 2.16     Additional Actions at the Closing.

(a)     At the Closing, the current members of the CSOC Board shall take such actions as required to expand the CSOC Board to be at least four persons total, and thereafter to add three persons designated by CEN as new members of the CSOC, after which the current members of the CSOC Board shall resign.

(b)     At the Closing, all current officers of CSOC and each corporation or other entity as to which CSOC owns, directly or beneficially, a majority of the voting power shall resign, and the new members of the CSOC Board as reconstituted pursuant to Section 2.16(a) shall elect new officers of CSOC.

Section 2.17     Closing Actions and Deliverables. At the Closing, and contingent thereon, the Parties shall deliver, and shall undertake such actions as to accomplish, the following:

(a)     CEN shall deliver to CSOC:

(i)     The Articles of Merger, duly executed by an authorized officer of CEN;

(ii)     a certificate, dated the Closing Date, signed by an officer of CEN, in form and substance reasonably acceptable to CSOC, certifying that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) has been satisfied;

(iii)     a certificate, dated the Closing Date, signed by a duly authorized officer of CEN, dated as of the Closing Date, in form and substance satisfactory to CSOC attaching and certifying (1) copies of the resolutions or written consents of CEN Board and the Shareholders, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, (2) a true, correct and complete copy of the organizational documents of CEN certified by the applicable Canadian authority; and (3) a certificate of good standing and legal existence of CEN issued by the applicable Canadian authority and each jurisdiction in which CEN is licensed or qualified to conduct business as a foreign entity, in each case issued no earlier than three Business Days prior to the Closing;

(iv)     non-foreign affidavit, in the form as agreed to by the Parties prior to the Closing, dated as of the Closing Date, duly executed by each Shareholder and sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that each Shareholder is not a “Foreign Person” as defined in Code §1445 (the “FIRPTA Affidavits”); and

(v)     such other documents as CSOC may reasonably request for the purpose of evidencing the accuracy of any of CEN’s representations and warranties; evidencing the performance by CEN, or the compliance by CEN, in each case as applicable, with any covenant or obligation required to be performed or complied with by CEN; or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b)     CSOC shall deliver to the Exchange Agent the Merger Consideration pursuant to Section 2.04.

(c)     CSOC shall deliver to CEN:

(i)     The Articles of Merger, duly executed by an authorized officer of the Merger Sub and CSOC;

(ii)     a certificate, dated the Closing Date, signed by a duly authorized officer of CSOC, in form and substance reasonably acceptable to CEN, certifying (i) that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied; and (ii) (A) attaching and certifying copies of the resolutions or written consents of CSOC Board, the Merger Sub Board and CSOC as the sole stockholder of Merger Sub, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, (B) certifying the name, title and true signature of each officer of CSOC and Merger Sub executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, and (C) attaching and certifying (1) a true, correct and complete copy of the Articles of Incorporation of CSOC certified by the Secretary of State of the State of Wyoming, (2) Bylaws of CSOC, (3) a certificate of good standing and legal existence issued by the Secretary of State of the State of Wyoming for CSOC and each jurisdiction in which CSOC is licensed or qualified to conduct business as a foreign entity, in each case issued no earlier than three Business Days prior to the Closing and (4) a certificate of good standing and legal existence issued by the Secretary of State of the State of Wyoming for Merger Sub, issued no earlier than three Business Days prior to the Closing;

(iii)     the resignations of the directors and officers of CSOC, in form and substance required by CSOC, duly executed by the resigning directors and officers of CEN, to the extent and as required by Section 2.16(a) and Section 2.16(b); and

(iv)     written evidence of the termination of any and all stockholder, voting, buy-sell or similar agreements by and among CSOC any of its shareholders, which shall be effective as of the Closing.

Section 2.18     Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The Parties agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a). None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

Article III  CEN Representations and Warranties

Except as set forth in the correspondingly numbered Section of the CEN Disclosure Schedules or as set forth in the SEC Reports filed by CEN, CEN represents and warrants to CSOC and Merger Sub that the statements contained in this Article III are true and correct.

Section 3.01     Organization, Authority and Qualification of CEN. CEN is a corporation duly organized, validly existing and in good standing under the Laws of Ontario, Canada. All corporate actions taken by CEN in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. CEN has delivered to CSOC copies of the Organizational Documents of CEN. CEN is not in default or in violation of any of its Organizational Documents.

Section 3.02     Capitalization.

(a)     The authorized capital stock of CEN consists of (i) an unlimited number of common shares, with no stated par value per share (the “CEN Common Stock”), of which 25,548,363 shares are issued and outstanding as of the Effective Date; and (ii) an unlimited number of special voting shares, with no stated par value per share (the “CEN Preferred Stock” and together with the CEN Common Stock, the “CEN Stock”), of which no shares are issued and outstanding as of the Effective Date. All of the shares of CEN Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Shareholders, free and clear of all Encumbrances.

(b)     All of the shares of CEN Common Stock were issued in compliance with applicable Laws.

Section 3.03     Enforceability and Authority. This Agreement has been duly executed and delivered by CEN and constitutes the legal, valid, and binding obligation of CEN, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Transaction Documents by CEN, each Transaction Document will constitute the legal, valid, and binding obligation of CEN, enforceable against CEN in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. CEN has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its respective obligations under, this Agreement and each Transaction Document to which it is a party.

Section 3.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions or any other Transaction Document based upon arrangements made by or on behalf of any of CEN.

Article IV  CSOC Parties Representations and Warranties

Except as set forth in the correspondingly numbered Section of the CSOC Disclosure Schedules, CSOC and Merger Sub represent and warrants to CEN that the statements contained in this Article IV are true and correct.

Section 4.01     Organization and Authority of CSOC and Merger Sub.

(a)     CSOC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wyoming and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CSOC or reasonably be expected to prevent, materially impair or materially delay CSOC’s ability to consummate the Contemplated Transactions. CSOC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CSOC or reasonably be expected to prevent, materially impair or materially delay CSOC’s ability to consummate the Contemplated Transactions. All corporate actions taken by CSOC in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. CSOC is not in default or in violation of any of its Organizational Documents.

(b)     Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wyoming and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Sub or reasonably be expected to prevent, materially impair or materially delay Merger Sub’s ability to consummate the Contemplated Transactions. Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Sub or reasonably be expected to prevent, materially impair or materially delay Merger Sub’s ability to consummate the Contemplated Transactions. All corporate actions taken by Merger Sub in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Merger Sub has delivered to CEN copies of the Organizational Documents of Merger Sub. Merger Sub is not in default or in violation of any of its Organizational Documents.

Section 4.02     CSOC and Merger Sub Capitalization.

(a)     As of the Effective Date, the authorized, issued and outstanding share capital of CSOC consists of (i) 850,000,000 shares of common stock, par value $0.001 per share (the “CSOC Common Stock”); (ii) 50,000,000 shares of Preferred Series A Stock, par value $0.0001 per share, and (iii) 50,000,000 shares of Preferred Series B Stock, par value $0.0001 per share. Following the Effective Date, CSOC shall undertake the CSOC Articles Amendment as set forth in Section 5.01(a).

(b)     Immediately after the Closing the Merger Consideration and all other issued and outstanding share capital of CSOC will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(c)     Upon consummation of the Contemplated Transactions, the Shareholders shall own all of the Merger Consideration, free and clear of all Encumbrances.

(d)     CSOC Common Stock is Depository Trust Company (“DTC”) eligible and listed in transferable status and shall not be subject to any DTC “chills” or “locks” and are quoted on the OTC Markets (or another over-the-counter market to be agreed on) and not subject to any notice of suspension or delisting.

(e)     All issued and outstanding shares of capital stock of CSOC, immediately prior to the Closing Date, have been duly authorized, are validly issued, fully paid and non-assessable, and have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(f)     As of the Closing Date, CSOC shall not have any outstanding options, warrants or other securities convertible into CSOC Common Stock.

(g)     The authorized, issued and outstanding share capital of Merger Sub consists of 100 shares of common stock, par value of $0.0001 per share, of which ten shares are issued and outstanding and which are owned by CSOC, and 10 shares of preferred stock, par value of $0.0001 per share, of which no shares are issued and outstanding.

(h)     The Parties acknowledge and agree that the representations and warranties set forth in this Section 4.02 shall be deemed automatically updated, if necessary, to reflect the completion of the matters contemplated in Section 5.01.

Section 4.03     No Subsidiaries. Other than Merger Sub, CSOC does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.04     Enforceability and Authority; No Conflicts; Consents.

(a)     This Agreement has been duly executed and delivered by each of CSOC and Merger Sub and constitutes the legal, valid, and binding obligation of each of CSOC and Merger Sub, enforceable against each of CSOC and Merger Sub in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Transaction Documents by each of CSOC and Merger Sub, each Transaction Document will constitute the legal, valid, and binding obligation of each of CSOC and Merger Sub, as applicable, enforceable against each of CSOC and Merger Sub, as applicable, in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Each of CSOC and Merger Sub has the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its respective obligations under, this Agreement and each Transaction Document to which it is a party.

(b)     Neither the execution and delivery of this Agreement or of any of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)     contravene, conflict with, or violate (A) any Organizational Document of CSOC or Merger Sub, or (B) any resolution adopted by the CSOC Board or the Board of Directors of Merger Sub (or Persons exercising similar authority) or any of their respective shareholders;

(ii)     to the Knowledge of CSOC, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which CSOC or Merger Sub, or any assets owned or used by CSOC or Merger Sub, could be subject;

(iii)     contravene, conflict with, violate, result in the loss of any benefit to which either CSOC or Merger Sub is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by CSOC or Merger Sub or that otherwise relates to the business of, or any assets owned or used by, CSOC or Merger Sub, except to the extent that the forgoing would not cause a Material Adverse Effect on either CSOC or Merger Sub;

(iv)     cause CSOC or CEN or the Surviving Corporation to become subject to, or to become liable for payment of, any Tax, except to the extent that the forgoing would not cause a Material Adverse Effect on CSOC or CEN or the Surviving Corporation;

(v)     to the Knowledge of CSOC, cause any assets owned or used by CSOC or Merger Sub to be reassessed or revalued by any Governmental Authority;

(vi)     breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which CSOC or Merger Sub is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on either CSOC or Merger Sub;

(vii)     result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by CSOC or Merger Sub; or

(viii)     result in, or give any other Person the right or option to cause or declare: (A) a loss of any CSOC Intellectual Property, (B) the release, disclosure, or delivery of any CSOC Intellectual Property by or to any escrow agent or other Person, or (C) the grant, assignment, or transfer to any other Person of any license, Encumbrance, or other right or interest under, to, or in any CSOC Intellectual Property.

(c)     Neither CSOC or Merger Sub is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, or in order to be able to continue the business of CSOC or the Surviving Corporation following the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.05     CSOC Financial Statements. Section 4.05 of the CSOC Disclosure Schedules contains complete copies of CSOC’s financial statements consisting of the balance sheet of CEN as at December 31 in each of the years 2018 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “CSOC Financial Statements”). The CSOC Financial Statements are based on the books and records of CSOC, and fairly present the financial condition of CSOC as of the respective dates they were prepared and the results of the operations of CSOC for the periods indicated, in all material respects.

Section 4.06     Undisclosed Liabilities. CEN has no Liabilities, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable, except (a) those which are adequately reflected or reserved against in the CSOC Financial Statements, and (b) those which have been incurred in the Ordinary Course of Business since the date of the CSOC Financial Statements and which are not, individually or in the aggregate, material in amount.

Section 4.07     Absence of Certain Changes, Events and Conditions. Other than as contemplated by this Agreement, since the date of the CSOC Financial Statements, and other than in the Ordinary Course of Business, there has not been, with respect to CSOC, any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CSOC or Merger Sub;

(b)     amendment of the charter, Bylaws or other Organizational Documents of CSOC or Merger Sub;

(c)     split, combination or reclassification of any shares of the capital stock of CSOC or Merger Sub;

(d)     issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock of CSOC or Merger Sub;

(e)     declaration or payment of any dividends or distributions on or in respect of any of the capital stock of CSOC or Merger Sub or redemption, purchase or acquisition of the capital stock CSOC or Merger Sub;

(f)     material change in any method of accounting or accounting practice of CSOC or Merger Sub, except as disclosed in the notes to the CSOC Financial Statements;

(g)     material change in CSOC’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;1

(h)     entry into any Contract that would constitute a Material Contract;

(i)     incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(j)     transfer, assignment, sale or other disposition of any material amount of assets shown or reflected in the CSOC Financial Statements or cancellation of any material debts or material entitlements;

(k)     transfer, assignment or grant of any license or sublicense of any rights under or with respect to any CSOC Owned Intellectual Property;

(l)     material damage, material destruction or loss (whether or not covered by insurance) to property of CSOC or Merger Sub, except for ordinary wear and tear;

(m)     any capital investment by CSOC or Merger Sub in, or any loan to, any other Person;

(n)     acceleration, termination, modification to or cancellation of any Material Contract to which CSOC or Merger Sub is a party or by which it is bound;

(o)     any capital expenditures by CSOC or Merger Sub in excess of $5,000;

(p)     imposition of any Encumbrance upon any of CSOC’s or Merger Sub’s properties, capital stock or assets, tangible or intangible;

(q)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of CSOC’s or Merger Sub’s employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees of CSOC or Merger Sub, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant of CSOC or Merger Sub;

1 We note that we have been informed that CSOC has no bank accounts. We will need to discuss.

(r)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of CSOC or Merger Sub, or (ii) collective bargaining or other agreement with a union, in each case whether written or oral, involving CSOC or Merger Sub;

(s)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of CSOC’s or Merger Sub’s stockholders, directors, officers and employees;

(t)     entry into a material new line of business or abandonment or discontinuance of existing material lines of business by CSOC or Merger Sub;

(u)     adoption by CSOC or Merger Sub of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against either CSOC or Merger Sub under any similar Law;

(v)     purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business, in each case by or with respect to CSOC or Merger Sub;

(w)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by CSOC or Merger Sub; or

(x)     action by CSOC or Merger Sub to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of CSOC in respect of any Post-Closing Tax Period.

Section 4.08     Material Contracts. Each CSOC Material Contract is valid and binding on CSOC in accordance with its terms and is in full force and effect, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Neither CSOC nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any CSOC Material Contract. To the Knowledge of CSOC, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any CSOC Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each CSOC Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to CSOC.

Section 4.09     Title to Assets; Real Property.

(a)     CSOC has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the CSOC Financial Statements or acquired thereafter, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the date of the CSOC Financial Statements. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the Permitted Encumbrances.

(b)     With respect to owned Real Property, CSOC has delivered or made available to CSOC true, complete and correct copies of the deeds and other instruments (as recorded) by which CSOC acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of CSOC and relating to the Real Property. With respect to leased Real Property, CSOC has delivered or made available to CSOC true, complete and correct copies of any Leases affecting the Real Property. CSOC is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of CSOC’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than CSOC. To the Knowledge of CSOC, there are no Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.10     Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of CSOC are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by CSOC, together with all other properties and assets of CSOC, are sufficient for the conduct of CSOC’s business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of CSOC as conducted as of the Closing.

Section 4.11     Intellectual Property.

(a)     CSOC owns, exclusively or jointly with other Persons, all right, title and interest in and to CSOC Owned Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, CSOC has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of CSOC, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to CSOC any ownership interest and right they may have in CSOC Owned Intellectual Property; and (ii) acknowledge CSOC’s exclusive ownership of all CSOC Owned Intellectual Property. CSOC has provided CEN with true and complete copies of all such agreements. To the Knowledge of CSOC, CSOC is in material compliance with all legal requirements applicable to CSOC Owned Intellectual Property and CSOC’s ownership and use thereof.

(b)     All required filings and fees related to the CSOC Owned Intellectual Property that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “CSOC Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all CSOC Intellectual Property Registrations are otherwise in good standing. CSOC has provided CSOC with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all CSOC Intellectual Property Registrations.

(c)     CSOC has taken all reasonable measures to protect and preserve its rights in CSOC Owned Intellectual Property and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by CSOC.

Section 4.12     Accounts Receivable. The accounts receivable reflected on the CSOC Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by CSOC involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of CSOC not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the CSOC Financial Statements or, with respect to accounts receivable arising after the date of the CSOC Financial Statements, on the accounting records of CSOC, are collectible in full within ninety (90) calendar days after billing.

Section 4.13     Legal Proceedings; Governmental Orders.

(a)     To the Knowledge of CSOC, there are no Actions pending or threatened (a) against or by CSOC affecting any of its properties or assets; or (b) against or by CSOC, that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions. To the Knowledge of CSOC, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)     To the Knowledge of CSOC, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting CSOC or any of its properties or assets. To the Knowledge of CSOC, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.14     Compliance with Laws; Permits.

(a)     CSOC and Merger Sub have complied in all material respects, and are now complying in all material respects, with all Laws applicable to either of them or their business, properties or assets, including being current in all of CSOC’s reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and neither CSOC nor Merger Sub is in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) its Organizational Documents or (ii) any mortgage, indenture, lease, license or any other agreement or instrument.

(b)     All material Permits required for CSOC to conduct its business have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on CSOC. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. To the Knowledge of CSOC, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of CSOC.

(c)     No order suspending the effectiveness of any registration statement of CSOC under the Securities Act or the Exchange Act has been issued by the SEC and, to CSOC’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

(d)     Neither CSOC nor Merger Sub is and has not been, and the past and present officers, directors and affiliates of CSOC and Merger Sub are not and have not, been the subject of, nor does any officer or director of CSOC or Merger Sub have any reason to believe that CSOC or Merger Sub or any of their respective officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

(e)     Neither CSOC nor Merger Sub has, and the past and present officers, directors and affiliates of CSOC and Merger Sub have not, been the subject of, nor does any officer or director of CSOC or Merger Sub have any reason to believe that CSOC or Merger Sub or any of their respective officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

Section 4.15     Taxes.

(a)     All Tax Returns required to be filed on or before the Closing Date by CSOC or Merger Sub have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by CSOC or Merger Sub (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     CSOC has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     No claim has been made by any taxing authority in any jurisdiction where CSOC or Merger Sub does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of CSOC or Merger Sub.

(e)     The amount of CSOC’s and Merger Sub’s Liability for unpaid Taxes for all periods ending on or before December 31, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the CSOC Financial Statements. The amount of CSOC’s and Merger Sub’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the CSOC Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of CSOC (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)     All deficiencies asserted, or assessments made, against CSOC or Merger Sub as a result of any examinations by any taxing authority have been fully paid.

(g)     Neither CSOC nor Merger Sub is a party to any Action by any taxing authority. To the Knowledge of CSOC, there are no pending or threatened Actions by any taxing authority.

(h)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of CSOC or Merger Sub.

(i)     Neither CSOC nor Merger Sub is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(j)     Neither CSOC nor Merger Sub is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(k)     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to CSOC or Merger Sub.

(l)     Neither CSOC nor Merger Sub has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither CSOC nor Merger Sub has any Liability for Taxes of any Person (other than CSOC or Merger Sub) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)     Neither CSOC nor Merger Sub is has agreed to make, nor are either of them required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither CSOC nor Merger Sub is has taken any action that could defer a Liability for Taxes of CSOC or Merger Sub from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(n)     Neither CSOC nor Merger Sub is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither CSOC nor Merger Sub is, nor have either CSOC or Merger Sub been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)     Neither CSOC nor Merger Sub has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)     Neither CSOC nor Merger Sub is, and each of them have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)     There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of CSOC or Merger Sub under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r)     Neither CSOC nor Merger Sub has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither CSOC nor Merger Sub has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)     None of the assets of CSOC or Merger Sub is property that either CSOC or Merger Sub is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 4.16     Books and Records. The minute books and stock record books of CSOC and Merger Sub, all of which have been made available to CEN, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of CSOC and Merger Sub contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the CSOC Board, the Board of Directors of Merger Sub and any committees of the CSOC Board or the Board of Directors of Merger Sub in all material respects, and no meeting, or action taken by written consent, of any such stockholders, the CSOC Board, the Board of Directors of Merger Sub or committee thereof has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of CSOC.

Section 4.17     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions or any other Transaction Document based upon arrangements made by or on behalf of CSOC or Merger Sub.

Section 4.18     No Insolvency; Litigation. The payment of the Merger Consideration and the other amounts as set forth herein as required to comply with the terms of this Agreement will not leave CSOC insolvent or unable to pay its debts as they become due or continue its business following the Closing. Neither CSOC nor Merger Sub is or has been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation. Litigation shall be deemed “material” if the amount at issue exceeds the lesser of $5,000 per matter or $15,000 in the aggregate.

Section 4.19     Full Disclosure. No representation or warranty by CSOC or Merger Sub in this Agreement and no statement contained in the CSOC Disclosure Schedules or any certificate or other document furnished or to be furnished to CEN pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V  Covenants and Agreements

Section 5.01     CSOC Actions Prior to the Closing. The Parties acknowledge and agree that, following the Effective Date and prior to the Closing, CSOC shall undertake the following actions:

(a)     CSOC shall file a Form 10 with the SEC and shall be current in its reporting requirements pursuant to the Exchange Act.

(b)     Following completion of the action set forth in Section 5.01(a), CSOC shall complete a 1 for 5,000 reverse split of the CSOC Common Stock.

(c)     CSOC shall redeem or terminate any Derivatives of CSOC.

(d)     CSOC shall amend and restate its Articles of Incorporation to provide as set forth in Amended and Restated Articles of Incorporation as to be agreed by the Parties, and shall cause such amendment to be filed with the Wyoming Secretary of State and to become effective under all applicable Laws (the “CSOC Articles Amendment”).

(e)     CSOC shall amend and restate its Bylaws to provide as set forth in Amended and Restated Bylaws as to be agreed by the Parties (the “CSOC Bylaws Amendment”).

(f)     CSOC shall convert all of its existing debt, whether existing as of the Effective Date or thereafter, into shares of CSOC Common Stock, pursuant to Debt Conversion Agreements, in the form as to be agreed by the Parties (the “Debt Conversion Agreements”) such that CSOC has no Liabilities as of the Effective Time.

(g)     CSOC shall file a Form 14f-1 with the SEC at least 10 days prior to the Closing Date.

Section 5.02     CEN Actions Prior to the Closing. The Parties acknowledge and agree that, following the Effective Date and prior to the Closing, CEN shall undertake the following actions:

(a)     CEN shall amend the terms of any promissory notes or other debt instruments or agreement which are convertible into shares of CEN Common Stock such that such instruments or agreements are, following the Effective Time, convertible into shares of CSOC Common Stock.

(b)     CEN shall amend the terms of any acquisition agreements in place at CEN, whether currently or at any time prior to the Closing, such that such agreements are freely assignable by CEN to CSOC following the Closing and such that, upon completion of the acquisitions or transactions set forth therein, the counterparties to such agreements shall be entitled to receive shares of CSOC Common Stock instead of shares of CEN Common Stock.

Section 5.03     CEN No-Shop.

(a)     From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, (i) CEN shall not, and (ii) CEN shall cause the Representatives of CEN not to, directly or indirectly:

(i)     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to CEN or Acquisition Inquiry with respect to CEN;

(ii)     furnish any non-public information regarding CEN to any Person who has made an Acquisition Proposal with respect to CEN or an Acquisition Inquiry with respect to CEN;

(iii)     engage in discussions or negotiations with any Person who has made an Acquisition Proposal or Acquisition Inquiry with respect to CEN (other than discussions in the Ordinary Course of Business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)     approve, endorse or recommend an Acquisition Proposal with respect to CEN or Acquisition Inquiry with respect to CEN;

(v)     withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Contemplated Transactions; or

(vi)     enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to CEN.

(b)     From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, CEN shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal relating to CEN, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal with respect to CEN, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize CEN to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to CEN.

(c)     CEN shall promptly, within 36 hours, advise CSOC orally and in writing of any Acquisition Proposal with respect to CEN or Acquisition Inquiry with respect to CEN (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date and ending upon the Closing or the termination of this Agreement in accordance with its terms. CEN shall keep CSOC reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)     CEN shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal with respect to CEN or Acquisition Inquiry with respect to CEN proposed on or prior to the Effective Date. CEN acknowledges and agrees that any actions taken by or at the direction of a Representative of CEN that, if taken by CEN, would constitute a breach or violation of this Section 5.03 will be deemed to constitute a breach and violation of this Section 5.03 by CEN.

Section 5.04     CSOC No-Shop and Additional Agreements.

(a)     Any references in this Section 5.04 to CSOC shall be deemed a reference to CSOC and Merger Sub and each of their respective Affiliates and Representatives. From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, (i) CSOC shall not, and (ii) CSOC shall cause the Representatives of CSOC not to, directly or indirectly:

(i)     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to CSOC or Acquisition Inquiry with respect to CSOC;

(ii)     furnish any non-public information regarding CSOC to any Person who has made an Acquisition Proposal with respect to CSOC or an Acquisition Inquiry with respect to CSOC;

(iii)     engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to CSOC or Acquisition Inquiry with respect to CSOC (other than discussions in the Ordinary Course of Business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)     approve, endorse or recommend any Acquisition Proposal with respect to CSOC or Acquisition Inquiry with respect to CSOC;

(v)      withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Contemplated Transactions; or

(vi)     enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to CSOC.

(b)     From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, CSOC Board shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal relating to CSOC, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal related to CSOC, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize CSOC to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to CSOC.

(c)     CSOC shall promptly, within 36 hours, advise CEN orally and in writing of any Acquisition Proposal or Acquisition Inquiry related to CSOC (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. CSOC shall keep CEN reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry relating to CSOC (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)     CSOC shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of CSOC proposed on or prior to the Effective Date. CSOC acknowledges and agree that any actions taken by or at the direction of a Representative of CSOC that, if taken by CSOC, would constitute a breach or violation of this Section 5.03 will be deemed to constitute a breach and violation of this Section 5.03 by CSOC.

Section 5.05     Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by CEN prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, CSOC shall:

(i)     retain the books and records (including personnel files) of CEN relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of CEN; and

(ii)     upon reasonable notice, afford the Representatives of CEN reasonable access (including the right to make, at CEN’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 5.11.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by CSOC or CEN after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, CEN shall:

(i)     retain the books and records (including personnel files) of CEN which relate to CEN and its operations for periods prior to the Closing; and

(ii)     upon reasonable notice, afford the Representatives of CSOC or CEN reasonable access (including the right to make, at CSOC’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 5.11.

(c)     Neither CSOC nor CEN shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06     Affirmative Covenants.  Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as CEN shall otherwise consent in writing in advance, CSOC and Merger Sub shall, and shall cause each of their Representatives to:

(a)     conduct the business of CSOC only in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of CEN, preserve intact the current business organization of CSOC, and maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with CSOC;

(b)     provide CEN and its Representatives and agents reasonable access to the books and financial records of CSOC at any time during normal business hours prior to the Closing Date, at CEN’s sole cost and expense, to perform any inspections or evaluations and, upon receiving from CSOC reasonable advance notice, observe any meetings of management of CSOC and its boards of directors which CEN reasonably deems necessary or appropriate, other than any such meetings or portions thereof which relate to this Agreement or Contemplated Transactions;

(c)     furnish to CEN true, correct and complete copies of all records, documentation and other information in its possession as CEN may reasonably request concerning CSOC or CSOC Common Stock;

(d)     permit CEN to, without any obligation to do so, contact any Governmental Authority about any Governmental Authorizations or Requirements of Law concerning CSOC;

(e)     cause all Contracts to which CSOC is a party to be performed to the extent required to be performed as of the Closing Date in full;

(f)     cooperate with CEN with respect to all filings, permits or consents that CEN elects to make or obtain or is required by Requirements of Law or other Persons to make or obtain in connection with the Contemplated Transactions; and

(g)     provide notice to CEN as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of CSOC; and

(h)     use commercially reasonable efforts to cause the conditions precedent in Article VI to be satisfied.

Section 5.07     Negative Covenants. Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as CEN shall otherwise consent in writing in advance, CSOC and Merger Sub will not, and CSOC and Merger Sub will cause each of the Representatives not to, directly or indirectly:

(a)     Amend existing insurance coverage applicable to CSOC or Merger Sub so long as such insurance is available at commercially reasonable rates;

(b)     dispose of any individual capital asset, and will not incur, create or assume any Lien on any individual capital asset, in each case with a value in excess of $20,000, and provided that such disposition will not materially impact the operation of the business of CSOC or result in a Material Adverse Effect on CSOC;

(c)     take any action which could be reasonably expected to prevent or materially delay the consummation of the Contemplated Transactions;

(d)     enter into any new material line of business or commit to any material capital expenditure outside of the Ordinary Course of Business;

(e)     (1) issue, authorize or propose the issuance of any capital stock of CSOC or Merger Sub, (2) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (3) make any distribution of, or directly or indirectly repurchase, redeem or otherwise acquire, any capital stock of CSOC or Merger Sub;

(f)     amend any of the Organizational Documents of CSOC or Merger Sub;

(g)     make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of CSOC, or engage in any material reduction in force or promote any employee to or at or above the level of officer or senior management;

(h)     enter into any Contract that, if such contract had been in effect on the Effective Date, would have been a Material Contract, amend or terminate any Material Contract or waive or cancel any material right thereunder, other than in the Ordinary Course of Business;

(i)     sell, lease or otherwise transfer, or create or incur any lien on the assets, securities, property, interests or businesses of CSOC other than in the Ordinary Course of Business;

(j)     create, incur, or assume any Indebtedness or trade debt outside of the Ordinary Course of Business;

(k)     change any method of accounting or accounting practice or accounting policy used by CSOC or Merger Sub, other than such changes required by GAAP or Requirements of Law;

(l)     settle or compromise any material claims against CSOC or Merger Sub;

(m)     make, revoke or change any Tax election, file any amended Tax Returns, settle or compromise any Tax liability or surrender any refund, waive any statute of limitations with respect to assessment of any Tax or incur any Tax liability outside of the Ordinary Course of Business in each case other than as required by any Requirements of Law;

(n)     acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions; or

(o)     agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

Section 5.08     Confidentiality.  From and after the Closing, CSOC shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning CEN, except to the extent that CSOC can show that such information (a) is generally available to and known by the public through no fault of CSOC, or any of its Affiliates or Representatives; (b) is lawfully acquired by CSOC or any of its Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by CEN or its Affiliates. If CSOC or its Affiliates or Representatives are compelled to disclose any information referenced in this 0 by judicial or administrative process or by other requirements of Law, CSOC shall promptly notify CEN in writing and shall disclose only that portion of such information which CSOC is advised by its counsel in writing is legally required to be disclosed, provided that CSOC shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.09     Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement, provided, however, that the Parties acknowledge and agree that CSOC may file a Form 8-K with the SEC regarding the Contemplated Transactions, and may attach this Agreement thereto.

Section 5.10     Tax Covenants and Agreements.

(a)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by CEN when due. CEN shall, at its expense, timely file any Tax Return or other document with respect to such Taxes or fees (and CSOC shall cooperate with respect thereto as necessary).

(b)     CSOC shall prepare, or cause to be prepared, all Tax Returns required to be filed by CEN after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by CSOC to CEN (together with schedules, statements and, to the extent requested by CEN, supporting documentation) at least forty-five (45) calendar days prior to the due date (including extensions) of such Tax Return. If CEN objects to any item on any such Tax Return, CEN shall, within ten (10) calendar days after delivery of such Tax Return, notify CSOC in writing that CEN so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, CSOC and CEN shall negotiate in good faith and use their reasonable best efforts to resolve such items. If CSOC and CEN are unable to reach such agreement within ten (10) calendar days after receipt by CSOC of such notice, the disputed items shall be resolved by a nationally recognized accounting firm jointly selected by CSOC and CEN (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. In the event that CSOC and CEN cannot agree on the identity of an Accounting Referee within ten (10) days of the commencement on such efforts to agree, each of CSOC and CEN shall select one party meeting the requirements of an “Accounting Referee” above, and those two parties shall jointly select the party who shall act as the Accounting Referee. The Accounting Referee shall resolve any disputed items within twenty (20) calendar days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by CSOC and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by CSOC and CEN. The preparation and filing of any Tax Return of CEN that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of CSOC.

Section 5.11     Cooperation and Exchange of Information.  CEN and CSOC shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to Section 5.10 or in connection with any audit or other proceeding in respect of Taxes of CEN. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. CEN and CSOC shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of CEN for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of CEN for any taxable period beginning before the Closing Date, CEN or CSOC (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 5.12     Further Assurances. Following the Effective Date and following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

Article VI  Conditions to Closing

Section 6.01     Conditions to CSOC’s and Merger Sub’s Obligations to Close. The obligations of CSOC and Merger Sub to consummate the Contemplated Transactions shall be subject to the fulfillment or written waiver by CSOC, in its sole discretion, on or prior to the Closing Date, of each of the following conditions:

(a)     All of the representations and warranties of CEN contained in this Agreement shall be true and correct in all material respects, other than Section 3.02 (Capitalization), which shall be true and correct in its entirety in all respects, and other than any representations or warranties qualified as to materiality, which shall be true and correct in all respects, in each case when made and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b)     CEN shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by CEN under this Agreement at or prior to the Closing Date.

(c)     There shall not have been any Material Adverse Effect on CEN.

(d)     No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

(e)     CEN shall have delivered to CSOC the executed certificates, instruments and items required by Section 2.17(a).

(f)     There must not have been commenced by any Person any Proceeding asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of CEN Common Stock, or (b) is entitled to all or any portion of the Merger Consideration.

(g)     CSOC shall have obtained all third-party approvals from all Governmental Authorities deemed necessary by CSOC in its commercially reasonable judgment in order to consummate the Contemplated Transactions.

(h)     CEN shall have provided to CSOC audited financial statements for CEN and related auditor reports thereon from its existing Public Company Accounting Oversight Board-registered auditors which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

Section 6.02     Conditions to CEN’s Obligations to Close.  The obligations of CEN to consummate the Contemplated Transactions, shall be subject to the fulfillment or written waiver by CEN, in its sole discretion, on or prior to the Closing Date, of each of the following conditions:

(a)     All of the representations and warranties of CSOC and Merger Sub contained in this Agreement shall be true and correct in all material respects, other than Section 4.02 (CSOC and Merger Sub Capitalization), which shall be true and correct in its entirety in all respects, and other than any representations or warranties qualified as to materiality, which shall be true and correct in all respects, in each case when made and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b)     CSOC and Merger Sub shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by CSOC or Merger Sub under this Agreement at or prior to the Closing Date.

(c)     CSOC shall have no more than 731,680 shares of CSOC Common Stock issued and outstanding as of immediately prior to the Closing.

(d)     CSOC shall have no Liabilities as of the Closing.

(e)     There shall not have been any Material Adverse Effect on CSOC or Merger Sub.

(f)     No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

(g)     CSOC shall have delivered to the Exchange Agent the items required by Section 2.17(b) and shall have delivered to CEN the items required by Section 2.17(c).

(h)     CEN shall have obtained all third-party approvals from all Governmental Authorities deemed necessary by CEN in its commercially reasonable judgment in order to consummate the Contemplated Transactions.

(i)     CEN shall have obtained any required approval of the CEN Shareholders to this Agreement and the Contemplated Transactions in order to consummate the Contemplated Transactions.

(j)     CEN shall have completed its due diligence review of CSOC and Merger Sub to its satisfaction in its sole discretion.

(k)     The actions set forth in Section 5.01 shall have been completed and shall be, and remain, effective.

(l)     CSOC shall be current in all of its reporting requirements pursuant to the Securities Act and the Exchange Act, and all other reports and filing as required to be made with or to the SEC.

Article VII  Default and Termination

Section 7.01     Default by CSOC. If CSOC or Merger Sub fails to perform any of their respective material obligations under this Agreement, or are in breach in any material respect of any representation, warranty, covenant or agreement on the part of CSOC or Merger Sub set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 5 Business Days after receipt of notice of such breach by CSOC, then CSOC and Merger Sub shall be in default hereunder (such event, a “CSOC Default”). In the event of a CSOC Default, CEN shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 9.12 or (2) to terminate this Agreement pursuant to Section 7.03(d) and proceed against CSOC for payment for expenses as set forth in Section 7.04(b). This provision shall be in addition to CEN’s remedies under Section 8.03.

Section 7.02     Default by CEN. If CEN fails to perform any of its material obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of CEN set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 5 Business Days after receipt of notice of such breach by CEN, then CEN shall be in default hereunder (such event, a “CEN Default”). In the event of an CEN Default, CSOC shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 9.12 or (2) to terminate this Agreement pursuant to Section 7.03(c) and proceed against CEN for payment for expenses as set forth in Section 7.04(a). This provision shall be in addition to CSOC’s remedies under Section 8.02.

Section 7.03     Termination. This Agreement may be terminated at any time before the Closing Date, as follows:

(a)     by mutual written consent of CEN and CSOC;

(b)     by any of CSOC or CEN, upon written notice to the other Parties, if there shall be in effect a final nonappealable order, judgment, injunction or decree entered by or with any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(c)     by CSOC, upon written notice to CEN, if there shall have been an CEN Default;

(d)     by CEN, upon written notice to CSOC, if there shall have been a CSOC Default;

(e)     by CSOC, upon written notice to CEN, in the event that a Material Adverse Effect with respect to CEN has occurred prior to the Closing;

(f)     by CEN, upon written notice to CSOC, in the event that a Material Adverse Effect with respect to CSOC or Merger Sub has occurred prior to the Closing;

(g)     by CEN, upon written notice to CSOC, at any time prior to the Closing if the results of CEN’s due diligence review of CSOC and Merger Sub are unsatisfactory to CEN in its sole discretion (provided that any such failure by CEN to so terminate this Agreement shall not affect the representations, warranties, covenants, agreements or obligations of CSOC or Merger Sub herein);

(h)     by either CEN or CSOC if the Closing has not occurred by August 30, 2019, provided, however, that the right to terminate this Agreement under this Section 7.03(h) shall not be available to (i) CEN if, as of such time, CSOC has the right to terminate this Agreement pursuant to Section 7.03(c) or in the event that the failure of the Closing to so occur was caused by an CEN Default; or (ii) CSOC if, as of such time, CEN has the right to terminate this Agreement pursuant to Section 7.03(d) or in the event that the failure of the Closing to so occur was caused by a CSOC Default.

Section 7.04     Termination Costs and Payments.

(a)     If this Agreement is validly terminated by CSOC pursuant to Section 7.03(c), and only in that event, then, promptly but in any event within three Business Days following such termination by CSOC, CEN shall pay to CSOC an amount in cash equal to CSOC’s and Merger Sub’s reasonable out of pocket costs incurred with respect to the Contemplated Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by CSOC, subject to a maximum payment due hereunder of $150,000.

(b)     If this Agreement is validly terminated by CEN pursuant to Section 7.03(d), and only in that event, then, promptly but in any event within three Business Days following such termination by CEN, CSOC shall pay to CEN an amount in cash equal to CEN’s reasonable out of pocket costs incurred with respect to the Contemplated Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by CSOC, subject to a maximum payment due hereunder of $150,000, and, if this Agreement is validly terminated by CEN pursuant to Section 7.03(d) as a result of a breach of the terms and conditions of Section 5.04, CSOC shall pay to CEN the additional sum of $50,000 in cash.

(c)     Each Party acknowledges that the agreements contained in this Section 7.04 are an integral part of the Contemplated Transactions and that, without these agreements, the Parties would not enter into this Agreement. Accordingly if any Party fails to pay any amounts due pursuant to this Section 7.04 (the “First Party”), and, in order to obtain such payment, the other party (the “Second Party”) commences any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) that results in a judgment against the First Party for the amounts set forth in this Section 7.04, the First Party shall pay to the Second Party the Second Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding, together with interest on the amounts due pursuant to this Section 7.04 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)     If an CEN Default occurs and CSOC elects to terminate this Agreement under Section 7.03(c), CSOC’s sole and exclusive remedy against CEN (including the Shareholders) for any Losses suffered or incurred as a result of or under this Agreement or the Contemplated Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 7.04(a). Notwithstanding the forgoing sentence, the Parties agree that CSOC may elect to not terminate this Agreement pursuant to Section 7.03(c) and instead elect to enforce specific performance of this Agreement under Section 9.12 to the extent available. Notwithstanding the foregoing, the limitations on remedy stated in the first sentence of this Section 7.04(d) will apply only if CSOC elects to terminate this Agreement under Section 7.03(c) and CEN actually pays the termination costs stated in Section 7.04(a).

(e)     If a CSOC Default occurs and CEN elects to terminate this Agreement under Section 7.03(d), CEN’s sole and exclusive remedy against CSOC for any Losses suffered or incurred as a result of or under this Agreement or the Contemplated Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 7.04(b). Notwithstanding the forgoing sentence, the Parties agree that CEN may elect to not terminate this Agreement pursuant to Section 7.03(d) and instead elect to enforce specific performance of this Agreement under Section 9.12 to the extent available. Notwithstanding the foregoing, the limitations on remedy stated in the first sentence of this Section 7.04(e) will apply only if CEN elects to terminate this Agreement under Section 7.03(d) and CSOC actually pays the termination costs stated in Section 7.04(b).

(f)     If the Closing does not occur for any reason other than for an CEN Default or a CSOC Default, the Parties acknowledge and agree that no Party shall owe to any other Party any payments for any expenses or Losses hereunder.

Section 7.05     Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VII, this Agreement (other than this Article VII, Article VIII and Article IX) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that, except as provided in Section 7.04(d) and Section 7.04(e), any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

Article VIII
Indemnification and Liability Limitations

Section 8.01     Survival; Limitations

(a)     Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties of CSOC, Merger Sub and CEN contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that CEN Surviving Representations and CSOC’s Surviving Representations, as defined below, shall survive the Closing for a period of five (5) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived. The representations and warranties of CEN contained in the following sections are “CEN Surviving Representations”: Section 3.01, Section 3.02 and Section 3.03. The representations and warranties of CSOC contained in the following sections are “CSOC’s Surviving Representations”: Section 4.01, Section 4.02, Section 4.04 and Section 4.15.

(b)     Covenants. All covenants and agreements of the Parties contained herein shall survive the Closing for a period of five (5) years or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)     Limitations. Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 8.02     Indemnification by CEN. Subject to the other terms and conditions of this Article VIII, if the Closing occurs, CEN agrees to indemnify CSOC and CSOC’s Affiliates and their respective Representatives (collectively, the “CSOC Indemnitees”) against, and agrees to hold each of CSOC Indemnitees harmless from and against, and agree to pay and reimburse each of CSOC Indemnitees for, any and all Losses (in each of the following cases, together with any out-of-pocket fees and expenses, including attorneys’ and accountants’ fees), incurred or sustained by, or imposed upon, CSOC Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of CEN contained in this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of CEN pursuant to this Agreement or pursuant to any Transaction Document, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by CEN pursuant to this Agreement or pursuant to any Transaction Document; and

(c)     any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with CEN (or any Person acting on its behalf) in connection with any Contemplated Transaction.

Section 8.03     Indemnification by CSOC. Subject to the other terms and conditions of this Article VIII, if the Closing occurs, CSOC hereby agrees to indemnify CEN, the Shareholders (provided that, for purposes of this Article VIII, the term “Shareholders” shall include any additional Persons who, as of the applicable time, have become holders of CSOC Common Stock, including as result of the events set forth in Section 2.05) and such Parties’ respective Affiliates and their respective Representatives (collectively, the “CEN Indemnitees”) against, and agrees to hold each of the CEN Indemnitees harmless from and against, and agrees to pay and reimburse each of the CEN Indemnitees for, any and all Losses (in each of the following cases, together with any out-of-pocket fees and expenses, including attorneys’ and accountants’ fees), incurred or sustained by, or imposed upon, the CEN Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of CSOC or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of CSOC or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by CSOC or the Surviving Corporation pursuant to this Agreement occurring following to the Closing Date;

(c)     (i) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which CSOC or the Surviving Corporation (or any predecessor of CSOC or Merger Sub) is or was a member following the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on CSOC or the Surviving Corporation arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring prior to the Closing Date;

(d)     any violation by CSOC or Merger Sub of any applicable Laws or Governmental Orders in connection with the conduct of the Business prior to the Closing Date; or

(e)     any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with any of CSOC or Merger Sub (or any Person acting on either of their behalf) in connection with any Contemplated Transaction.

Section 8.04     Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)     Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)     Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to CEN’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)     Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.05     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

Section 8.06     Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)     CEN shall not be liable to CSOC Indemnitees for indemnification under Section 8.02 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of CEN Surviving Representations (the “CSOC’s Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.02 (other than those based upon, arising out of, with respect to or by reason of CSOC’s Basket Exclusions) exceeds $10,000 (the “Basket”), in which event CEN shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)     CSOC shall not be liable to the CEN Indemnitees for indemnification under Section 8.03 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of CSOC’s Surviving Representations (the “CEN Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the CEN Basket Exclusions) exceeds the Basket, in which event CSOC shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)     The Parties acknowledge and agree that the maximum liability of CEN, on the one hand, and CSOC, on the other hand, for indemnification pursuant to this Article VIII shall be the sum of $1,000,000 (the “Cap”), and neither CSOC, on the one hand, nor CEN, on the other hand, shall have any liability to the other in excess of the Cap.

(d)     All liabilities and obligations of CSOC that may arise under Section 8.03 (“CSOC Indemnification Liabilities”), if any, will be satisfied via the issuance by CSOC of shares of CSOC Common Stock to the Shareholders of a number of shares of CSOC Common Stock valued at the Assumed CSOC Common Stock Value, as is equal in value to the amount of the CSOC Indemnification Liabilities, to be allocated amongst the Shareholders pro rata according to the number of shares of CEN Stock held by each Shareholder as of the Effective Time. Such transfer, and assignment will be deemed in full payment and satisfaction of the CSOC Indemnification Liabilities with respect to which payment is being made.

Section 8.07     Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08     Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09     Exclusive Remedy.  In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Contemplated Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Contemplated Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Contemplated Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

Section 8.10     Limitation on Damages.  In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Contemplated Transactions for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Article IX
Miscellaneous

Section 9.01     Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02     Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to CEN, to:

CEN Biotech, Inc.

Attn: Joseph Byrne

7405 Tecumseh Road East Suite 300

Windsor, Ontario, Canada

Email: joe@cenbiotechinc.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony and John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Emails: lanthony@anthonypllc.com

jcacomanolis@anthonypllc.com

If to CSOC or Merger Sub:

Caduceus Software Systems Corp.

Attn: Richard Tang

1540 Atwood Ave #19652 Johnston, RI 02919

Section 9.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Disclosure Schedules of a Party mean the Articles and Sections of, the Disclosure Schedules of a Party attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The CEN Disclosure Schedules and the CSOC Disclosure Schedules shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision herein is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.06     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the CEN Disclosure Schedules (other than an exception expressly set forth as such in the CEN Disclosure Schedules) or the CSOC Disclosure Schedules (other than an exception expressly set forth as such in the CSOC Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.08     No Third-party Beneficiaries. Except (i) as provided in Article VIII, and (ii) the rights of the Shareholders to receive the Merger Consideration, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by CSOC, Merger Sub and CEN. The Parties acknowledge and agree that they intend to amend this Agreement following the Effective Date to add to or modify the provisions herein as required pursuant to applicable Canadian law, and for such other agreements as made by the Parties following the Effective Date. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party to be charged with such waiver. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10     Dispute Resolution.

(a)     If there is any dispute or controversy relating to this Agreement or any of the Contemplated Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 9.10, provided that any Disputes relating to any tax Return shall be resolved as set forth in Section 5.10(b).

(b)     The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. In any such arbitration pursuant to this Section 9.10 CSOC shall have the power to act for and to bind Merger Sub. If CEN and CSOC are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 9.10.

(c)     Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. CEN and CSOC shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to CSOC and CEN such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 9.10, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d)     The arbitration shall be conducted in Oakland County, Michigan.

Section 9.11     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wyoming without giving effect to any choice or conflict of law provision or rule (whether of the State of Wyoming or any other jurisdiction).

(b)     SUBJECT TO Section 9.10, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA, IN EACH CASE LOCATED IN PALM BEACH COUNTY, FLORIDA AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11(c).

Section 9.12     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that CSOC does not terminate this Agreement in accordance with its terms, CSOC shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which CSOC is entitled at law or in equity; and (ii) provided that CEN does not terminate this Agreement in accordance with its terms, CEN shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which CEN is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Transaction Document.

Section 9.13     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures appear on following pages]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

CEN Biotech, Inc.

By:

Name:     Joseph Byrne

Title:     Chief Executive Officer

Caduceus Software Systems Corp.

By:

Name:     Richard Tang

Title:     Chief Executive Officer

Caduceus Merger Sub, Inc.

By:

Name:     Richard Tang

Title:     Chief Executive Officer